Exhibit 5.1

[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

May 25, 2007

deltathree, Inc.
75 Broad Street
New York, NY 10004

Ladies and Gentlemen:

We have acted as counsel for deltathree, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 4, 2007 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of the following shares of the Company’s Class A Common Stock, par value $.001 per share (the “Common Stock”) which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the “Selling Stockholders”):

1.
2,959,831 shares of Common Stock held by certain Selling Stockholders who acquired such shares from Go2Call.com, Inc. in connection with the Company’s acquisition of certain assets from Go2Call.com, Inc. pursuant to the asset transfer agreement, dated as of February 17, 2007, between the Company and Go2Call.com, Inc.; and

2.
4,040,169 shares of Common Stock held by Atarey Hasharon Chevra Lepituach Vehashkaot Benadlan (1991) Ltd. (“Atarey”), a Selling Stockholder, who acquired such shares in June 2001 from RSL Communications Ltd., the Company’s former majority stockholder.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Upon the basis of such examination, we advise you that in our opinion:

1.
The 2,959,831 shares of Common Stock issued to certain Selling Stockholders in connection with the transaction described in paragraph 1 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

2.
The 4,040,169 shares of Common Stock acquired by Atarey in connection with the transaction described in paragraph 2 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ MINTZ, LEVIN, COHN,
FERRIS, GLOVSKY AND POPEO, P.C.